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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Under Sections
              13 and 15(d) of the Securities Exchange Act of 1934

                                                     Commission File No. 1-11836
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                             STYLES ON VIDEO, INC.
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             (Exact name of registrant as specified in its charter)

                          667 Rancho Conejo Boulevard
                        Newbury Park, California  91320
                                (805) 375-0996
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Common Stock, $.001 par value
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            (Title of each class of securities covered by this Form)

                                            None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Place an X in the box(es) below to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [X]           Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)          [ ]           Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)           [ ]           Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)          [ ]           Rule 15d-6               [ ]
Rule 12h-3(b)(1)(i)           [ ]

Approximate number of holders of record as of the certification or notice date:
263
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     Pursuant to the requirements of the Securities Exchange Act of 1934, STYLES
ON VIDEO, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 27, 1997             By: /s/ K. Eugene Shutler
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                                   K. Eugene Shutler, Chief Executive Officer
                                   and Chairman of the Board